UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2020

KANSAS CITY SOUTHERN
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification Number)

427 West 12th Street, Kansas City, Missouri 64105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(816) 983-1303

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Preferred Stock, Par Value $25 Per Share, 4%, Noncumulative	KSU	New York Stock Exchange
Common Stock, $.01 Per Share Par Value	KSU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events.

On October 16, 2020, Kansas City Southern (the "Company") entered into two agreements (each, an “ASR Agreement”) with (1) JPMorgan Chase Bank, National Association, and (2) Goldman Sachs & Co. LLC (each, a “Dealer”) in each case to implement a separate accelerated share repurchase program. Under each ASR Agreement, on October 20, 2020, the Company will pay $250.0 million to each Dealer and initially expects to receive from each Dealer approximately 1.2 million shares based on the closing share price on October 16, 2020. The total number of shares that will ultimately be purchased by the Company pursuant to each accelerated share repurchase program will generally be based on the average of the daily Rule 10b-18 volume weighted average prices of the Company’s common stock during the term of each ASR program, less a discount.

Upon final settlement of each ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from each Dealer or, under certain circumstances specified in each ASR Agreement, the Company may be required to make a cash payment or deliver shares, at its option, to each Dealer. Each ASR program will be funded with cash on hand.

The ASR Agreements were entered into as part of the Company’s $2.0 billion share repurchase program announced on November 12, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern
Date: October 19, 2020

By:	/s/ Adam J. Godderz
Name:	Adam J. Godderz
Title:	Senior Vice President - Chief Legal Officer & Corporate Secretary